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                                                                    Exhibit 10.6

                             TUNA SUPPLY AGREEMENT

     THIS TUNA SUPPLY AGREEMENT ("Agreement") is made and entered into as of this 28th day of April 2001, by and between Tri-Marine International, Inc., a corporation organized under the laws of California (the "Seller"), and Star-Kist Samoa, Inc., a corporation organized under the law of Samoa ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller owns, controls or has rights over various purse seine vessels (the "Vessel" or collectively "the Vessels") and is engaged in the business of trading tuna, including yellowfin, skipjack, and bigeye tuna (such species collectively referred to as the "Tuna");

     WHEREAS, Buyer is engaged in the business of purchasing and processing Tuna and selling Tuna products;

     WHEREAS, Seller desires to supply Buyer's Requirements as herein defined and pursuant to the terms and conditions set forth below.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1. PURCHASE. Commencing on July 1, 2001, (the "Commencement Date") and continuing throughout the Term (as hereinafter defined) of this Agreement, Seller shall sell and Buyer shall take by purchase or pay for Fifty-six thousand (56,000) short tons of Tuna in each Contract Year, during the Term of this Agreement ("Buyer's Requirements") which Buyer determines is suitable for processing and sale in accordance with Section 6 of this Agreement. A Contract Year is defined as each successive twelve-month period beginning on the Commencement Date or on the anniversary of the Commencement Date, as the case may be.

     Section 2. PRICE. The base price to be paid by Buyer for a catch of Tuna pursuant to Section 3 hereof, shall be determined (except in the case of Bigeye tuna, which is set forth below) by using Buyer's historical size and species pricing differences, as applied to the price formula set forth below, in the following manner:

          (a) For a catch of Tuna delivered directly (or transshipped at buyer's discretion) to Buyer's cannery dock in Pago Pago, American Samoa as set forth in Section 3 hereof, the price per metric ton shall be calculated using the following formula:

     Price shall be equal to Bangkok Price less the applicable Differential

And the Price per short ton shall be the price per metric ton (as calculated above) divided by 1.1023. For purposes of the formula set forth above, "Bangkok Price" shall mean the then-prevailing price per metric ton of Tuna in Bangkok. Thailand, and "Differential" shall mean the Differential reflected on Schedule 1, attached hereto and made a part hereof by reference.

     In the case of Bigeye tuna sold by Seller and purchased by Buyer under this Agreement the size and species pricing differences shall be as follows:

     Bigeye prices will be the same as yellowfin prices, except that with respect to all amounts in excess of 2,500 short tons of Bigeye +20 lbs. per Contract Year, such excess will instead be priced as if it were yellowfin 7-1/2 to 20 lbs.

     (b) In the event Buyer elects that delivery of Tuna shall be at a location other than to its cannery dock at the delivery point in Pago Pago, American Samoa, then the price of the Tuna as delivered at such other location shall be as mutually agreed upon by Buyer and Seller bargaining in good faith. In the event the parties cannot agree upon a price, the price of Tuna purchased and sold hereunder shall be the base price set forth on Schedule 1 plus any incremental delivery costs, including the cost of additional shipping days, that are reasonable under the circumstances. In the event the Buyer and Seller cannot agree on the incremental delivery costs set forth in the preceding sentence, then such incremental delivery costs shall be determined by arbitration conducted before a single arbitrator satisfactory to both parties in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

     (c) Buyer and Seller agree to meet not less than once every two years to discuss in good faith any issues arising under this Agreement, including but not limited to the geographical location of the benchmark market for the purpose of establishing price. Meetings may be called by either party on not less than thirty (30) days written notice to the other. The parties acknowledge and agree that the intent of this provision is not to enable either party to compel the other to renegotiate the terms of this Agreement but to foster cooperation and to avoid disputes.

     Section 3. Delivery.

     (a) All deliveries of Tuna hereunder shall be made directly to Buyer's cannery dock at Pago Pago, American Samoa, or to such other dock facility in Pago Pago that is designated by Buyer. Except as set forth in Section 6 relating to title, all deliveries will be DES (Incoterms 2000).

     (b) Buyer will provide priority unloading to such vessels designated by Seller at its dock in Pago Pago, American Samoa for up to a maximum of Five Thousand (5000) short tons per month unless buyer agrees to offer priority unloading for additional tonnage. Priority unloading is defined as a procedure whereby Seller's representative will advise the Buyer's procurement department of the unexpected arrival date of a Vessel in Samoa and the first available unloading date will be assigned by Buyer's procurement department for that Vessel (the "Slot"). Seller shall be entitled to substitute any of its Vessels for unloading in its Slots if the Vessel to be substituted does not exceed 1600 short tons in capacity. Seller acknowledges that Buyer has entered into Fishing


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Contracts with three (3) vessels not related to this Agreement and with a term of not less than one (1) year ("Contract Vessels"). Buyer, pursuant to the terms of the Fishing Contracts shall continue to provide Slots for these Contract Vessels. Buyer shall be entitled to substitute any of its Contract Vessels for unloading in its Slots if the Contract Vessel to be substituted does not exceed 1600 short tons in capacity. Any renewal, extension or modification of the current term of any or all of the Fishing Contracts may provide for a priority unloading, but such priority unloading shall be limited to 1.875 short tons per month for any or all of such Contract Vessels in the aggregate. No more than once each Contract Year, on Seller's reasonable request, Buyer shall provide Seller with a written list of its Contract Vessels. Other purchases of a catch not covered by a long-term contract will be unloaded after Slotted vessels. Upon commencement of unloading, Buyer shall continue with such unloading with all normal and customary speed until completed.

     (c) If after a Slot has been assigned, Buyer is unable to unload the Vessel's catch at Buyer's cannery dock or Buyer's designated dock, at Pago
Pago, American Samoa, or onto a carrier for storage and/or transshipment, within the time set forth above, Buyer shall so notify Seller as soon as Buyer is reasonably able to do so. In such event, Seller may elect to sell its catch to a third party and Buyer shall assist Seller, to the full extent that Buyer is reasonably able to do so, in locating, contacting and arranging to sell such Vessel's catch to a third party.

     Section 4. Term: Termination; Disqualification of a Vessel, Cancellation.
(a) This Agreement shall have a fixed term of ten (10) years from the Commencement Date through June 30, 2011 (the "Term"). At the end of the Term, the Agreement shall automatically renew for successive two (2) year terms unless either party has given notice of its intention to terminate the agreement and such notice has been received, in writing, by the other party not less than one hundred eighty (180) days prior to the end of the then current term.

     (b) Buyer may terminate this Agreement at any time during the Term or any renewal term, effective upon sixty (60) days written notice to Seller under any one of the following circumstances:

          (i) Seller shall materially breach any of its obligations or agreements under this Agreement and shall fail to cure that breach within the notice period provided above; or

          (ii) Seller shall fail within the mandated time period to comply in any material respect with any laws, rules, regulations, orders, judgments, injunctions, decrees or awards of any government or governmental authority with jurisdiction over Seller or Buyer, or their operations, relating to catching, handling, storage or preservation of the fish catch of the Vessel prior to the risk of loss of Tuna sold hereunder shifting to Buyer in accordance with the terms of this Agreement; or

          (iii) Seller shall fail generally to pay its obligations as they become due or make an assignment of all or any material part of its assets for the benefit of its creditors; or

          (iv) Seller voluntarily seeks relief under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect (an "Insolvency Law") or a third party



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commences an action against Seller under an Insolvency Law and Seller does not within ninety (90) days cause that action to be dismissed.

     (c) Seller may terminate this Agreement at any time during the Term or any renewal term effective upon sixty (60) days written notice to the Buyer, under any one of the following circumstances:

          (i) Buyer shall materially breach any of its obligations or agreements under this Agreement and shall fail to cure that breach within the notice period provided above; or

          (ii) Buyer shall fail generally to pay its obligations as they become due or make assignment of all or any material part of its assets for the benefit of its creditors; or

          (iii) buyer voluntarily seeks relief under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect (an "Insolvency Law") or a third party commenced an action against Buyer under an Insolvency Law and Buyer does not within ninety (90) days cause that action to be dismissed.

     (d) Effective upon thirty (30) days written notice, Buyer shall be entitled to refuse deliveries of Tuna from any Vessel which has on a consistent basis delivered Tuna to the port designated herein which incurs a rate of rejection (for failure to meet the requirements for "suitability for processing and sale" provided for in section 6 hereof) materially higher than the rate of rejection for such reason incurred by other unaffiliated vessels delivering to the same port.

     (e) In the event the Seller shall fail to pay or cause to be paid when due the Note, as that term is defined in the Sale and Purchase Agreement, dated of even date herewith, by and between Seller and certain affiliated entities of Seller, and certain affiliated entities of Buyer, Buyer shall have the right to cancel this Agreement upon written notice to Seller, whereupon Buyer shall have no further obligation or liability hereunder.

  SECTION 5.    Payment.

         (a) Payments hereunder shall be made in U.S. Dollars, unless otherwise agreed by Buyer. In the event of direct delivery, an advance equal to ninety-five percent (95%) of Buyer's estimate of the purchase price of the catch shall be made upon completion of unloading at the cannery dock with weight, species, sizes and quality verified, but no more than five (5) working days after final outturn. In the event of transshipment, an advance equal to Buyer's then applicable transshipment advance percentage (currently 90%) of Buyer's estimate of the purchase price of the catch shall be made upon completion of loading of the fish cargo upon the transshipment vessel and delivery to Buyer or its agent of all shipping and other documents required by Buyer. Any payments remaining due Seller (net of advances made in accordance with the foregoing) shall be paid by Buyer following completion of processing and acceptance under the terms and conditions of Section 6 hereof, but in any event, no later than forty-five (45) days after the date of completion of unloading with credit for rejected fish to be applied pro rata to any fish that remains unprocessed on


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a lot by lot basis, provided however, the forty-five (45) day final settlement date shall not apply to any lots that require special handling as mutually agreed to by the Buyer and Seller.

          (b) If deductions for rejected Tuna pursuant to this Agreement are less than the amount withheld by Buyer under this Section, the balance due Seller shall be paid upon final settlement for the delivery in question. If deductions for rejected Tuna pursuant to this Agreement are in excess of the amounts withheld under this Section, Seller shall reimburse Buyer for such excess deductions from the proceeds of future sales of Tuna; provided, however, if within a period of 90 days, Seller fails to make deliveries to Buyer or if proceeds of sales are not for any reason sufficient to reimburse Buyer fully, Buyer shall have the right to declare all such amounts immediately due and payable from Seller.

     Section 6. Acceptance of the Catch. Prior to unloading, Buyer and its agents shall have a reasonable opportunity to inspect the delivered Tuna for suitability for processing and sale in accordance with Buyer's applicable standards attached hereto as Exhibit A and made a part hereof by reference (the "Specifications"). Following such pre-unloading inspection, Buyer may reject any portion of the catch that, in its sole and absolute judgment, is not suitable for processing and sale. In addition, Buyer shall have the right prior to or during processing, until the Tuna has been hermetically or otherwise sealed in a container for final use, to reject all or any Tuna that does not meet Buyer's Specifications or does not meet any applicable law, regulation, rule, guideline, tolerance or health standard. Buyer's acceptance of Tuna occurs at the time that the Tuna has been hermetically or otherwise sealed in a container for final use. Tuna found unacceptable may be rejected by Buyer at any time prior to such time.

     Seller acknowledges that Buyer and its affiliates are sellers of consumer goods and must therefore be responsive at all times to changes in consumer requirements, as reasonably perceived by Buyer and its affiliates. Accordingly, Seller acknowledges and agrees that Buyer may from time-to-time change the Specifications provided that proper notice of the changes shall have been provided to Seller and further provided that if Buyer makes any material change to the Specifications that is not consistent with the then current industry standards. Buyer and Seller shall negotiate revisions to the Agreement so that Seller shall not be economically disadvantaged on account of the change.

     Section 7. Rejects. Rejected Tuna shall be charged back according to industry practice. Buyer shall not pay for rejected Tuna. A representative of Seller shall be permitted to examine all Tuna rejected by Buyer at the cannery for a reasonable period following such rejection during the cannery's normal business hours. All determinations as to quality shall be conducted subject to the appropriate standards as set forth in Section 6 above. All rejects by a governmental agency will be certified by such governmental authority.

     Section 8. Storage. Seller hereby grants to Buyer a continuing option to receive Tuna pursuant to this Agreement for storage on behalf of Seller at storage plants of Buyer or of a third party for later canning. Acceptance by Buyer of Tuna for storage shall not be deemed acceptance of the Tuna pursuant to
Section 6. Tuna placed in storage shall not be deemed accepted until accepted by Buyer pursuant to all of the provisions of Section 6; provided, however, payment for such Tuna

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shall be made in accordance with Section 5 as if such Tuna were delivered directly to Buyer's cannery dock.

     Section 9. Governmental Law. Buyer shall have the right, but not the obligation, to direct the sale of Tuna to another person or entity designated by Buyer in the event the purchase of Tuna by Buyer hereunder is or might be prohibited, restricted or made more expensive by reason of any Regulations (as hereinafter defined), whether in effect, pending or threatened. For purposes hereof, the term Regulations shall include all governmental laws, rules, regulations, orders, guidelines, directives, quality standards and tolerances or other actions of any kind or nature which relate to the catching, transportation, handling, storage, preservation, processing or sale of Tuna or Tuna products. In the event that Buyer's right to direct sales to others is exercised, the excess of freight costs incurred in connection with the shipment of the Tuna to such person or entity over the freight costs that would have been incurred if delivery of the Tuna had been to Buyer hereunder and the difference between the delivered price and the price Seller would have received if the Buyer has not exercised its rights hereunder shall be for the account of Buyer. Any volume of Tuna subject to this Section 9 shall be credited against Buyer's Requirement.

     Section 10. Force Majeure. If, due to war, warlike operations, insurrections or riots, fire, floods or explosions, serious accidents, epidemics or quarantine restrictions, boycotts, any act of government, plant breakdown, plant closure, plant damage, shortage of labor or materials, acts of God, strikes or labor troubles or any other event beyond the reasonable control of Buyer, preventing or making materially more burdensome prompt delivery, acceptance, processing, canning or sale of Tuna or Tuna products, and prior to Buyer beginning to process the Seller's Tuna, Buyer shall have the right to refuse to unload any further deliveries of Tuna and the period for performance shall be extended day for day for the term of the Force Majeure event.

     Section 11. Right of Offset. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall have the right to offset the balance of any indebtedness, including interest thereon, owed to it, Star-Kist Foods, Inc. ("Star-Kist"), H. J. Heinz Company ("Heinz") or any subsidiary or affiliate of any of the foregoing by Seller against the purchase price of any Tuna caught by the Vessel otherwise to be paid to Buyer until such indebtedness, including accrued interest on such indebtedness, is paid in full. Termination of this Agreement shall not affect any obligation of Seller under any indebtedness owing to Buyer, Star-Kist, Heinz or any of their subsidiaries or affiliates.

     Section 12. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, provided that, without Seller's prior written consent, Buyer shall be entitled to assign this Agreement to Star-Kist or Heinz or to any subsidiary or any affiliate thereof or to any purchaser of all or substantially all of the assets or the stock of Buyer or its affiliated companies ("Transfer of Ownership"). Further, in the event of a Transfer of Ownership, if the purchaser assumes the obligations hereunder of Buyer, by assignment or otherwise, then H. J. Heinz Company, Buyer and any subsidiary or affiliate of H. J. Heinz Company or Buyer, shall be released from its obligations with respect to any and all performance due, including but not limited to the obligations of H. J. Heinz Company set forth in the Guarantee attached hereto in form as Exhibit B and executed and delivered on even date with this Agreement.

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     Section 13. No Authority. Neither Seller, Vessel nor any officer or employee of Seller or Vessel, has or shall have any authority, express or implied, actual or apparent, to represent, contract for, or otherwise incur any legal obligation whatsoever on behalf of Buyer. Any such authority which might otherwise be implied from the relationship of the parties, or by custom and usage in the fishing industry, is hereby expressly revoked and disclaimed.

     Section 14. Control. Except as expressly provided herein, nothing contained in this Agreement shall be deemed to create any rights, duties or obligations of custody, control or direction on the part of Buyer of the Vessel or its operation or of any employees of Seller or Vessel or of any third parties dealing with the Vessel in any manner.

     Section 15. Indemnification.

          (a) Seller assumes liability for, and agrees to indemnify and save Buyer, its successors and assigns and their respective officers, agents and employees harmless from and against any loss, cost, liability, duties or expense, including reasonable attorneys' fees, in connection with all actions, suits, claims and demands of any nature whatsoever, unless caused by the gross negligence or willful misconduct of Buyer, its officers, agents or employees, based upon death or injury to any person, damage to any property, any other loss, cost, liability, duty or expense in connection with the ownership, charter, use, condition or operation of the Vessel, the unloading of the Vessel, capture or delivery of Tuna by it, storage of Tuna (prior to delivery to Buyer for its storage, processing or otherwise), or any other activity of the Vessel, or any other act or failure to act by Seller relating to the performance or non-performance of this Agreement.

          (b) Buyer assumes liability for, and agrees to indemnify and save Seller, its successor and assigns and their respective officers, agents and employees harmless from and against any loss, cost, liability, duties or expense, including reasonable attorneys' fees, in connection with all actions, suits, claims and demands of any nature whatsoever, unless caused by the gross negligence or willful misconduct of Seller, its officers, agents or employees, based upon death or injury to any person, damage to any property, any other loss, cost, liability, duty or expense in connection with the ownership, use, condition or operation of Buyer's equipment and gear on Buyer's dock, any unloading activity at Buyer's dock that is directed by Buyer or any other act or failure to act by the Buyer to the performance or non-performance of this Agreement.

          (c) Both Buyer and Seller specifically agree to indemnify the other against any claims brought by any third party, whether such third party is related or unrelated to Buyer or Seller, if that third party attempts to claim as a third party beneficiary under this obligation to indemnify.

          (d) Both Seller and Buyer shall maintain insurance covering their respective liability under this Section 15 with financially sound and responsible companies in such form and in such amounts as are satisfactory to the insured party and shall name the other party as an additional insured party. The indemnification provided in this Section shall continue in full force and effect notwithstanding the expiration or other termination of the Term of this Agreement and is expressly made for the benefit of, and shall be enforceable by the insured party, its successors and assigns.



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     SECTION 16.  Arbitration. Any controversy, claim or dispute between the parties, directly or indirectly concerning this Agreement or the breach hereof or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally resolved by binding arbitration in New York, New York and judgment on the arbitration award may be entered in any court of competent jurisdiction. Arbitration shall be conducted by the American Arbitrator Association in accordance with its rules governing arbitration of commercial disputes, unless otherwise agreed by the parties. The arbitration shall be before a single arbitrator acceptable to the parties, unless the parties cannot agree, in which case the arbitrator or arbitrators will be appointed as provided in the rules of the American Arbitration Association. Subject to the limitations set forth in Section 17, below, the arbitrator shall be permitted to grant legal or equitable relief (including specific performance) in accordance with applicable law.

     SECTION 17. Limitation on Claims. Any claims under this Agreement shall be null and void unless written notice of such claims and a demand for arbitration thereof pursuant to Section 16 shall have been given by the party making such claim within one year of the date such claim became known to the party making such claim. No claims for punitive or exemplary damages shall be made by either party to this Agreement against the other party or any affiliate of such other party.

     SECTION 18.  Miscellaneous.

             (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail postage prepaid:

                  (i)  If to Seller:
                       Tri-Marine International, Inc.
                       150 W. Seventh Street, Suite 205
                       San Pedro, California 90731
                       Attn: Anthony Vuosa

                 (ii)  If to Buyer:
                       Star-Kist Tuna, Inc.
                       Main Road, Atu'u
                       Pago Pago, American Samoa
                       Attn: Factory Manager


             (b) This Agreement may be amended or modified by, and only by, a written instrument executed by all the parties hereto.

             (c) The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

             (d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or



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implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except Star-Kist, Heinz and their subsidiaries and affiliates are intended as third party beneficiaries of this Agreement.

          (e) This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (written and oral) relating to the subject matter hereof.

          (f) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

          (g) All parties shall use their best efforts to maintain the terms of this Agreement in strict confidence as to all other persons, provided that this Section shall not be deemed to prevent any party from disclosure of the terms of this Agreement (1) in confidence, in response to an audit inquiry or as required to facilitate Seller's financing; or (2) pursuant to a court order, subpoena or other requirement of law.

          (h) All questions, disputes or actions arising in connection with this Agreement or any performance due hereunder shall be construed, resolved and governed under the Commercial Code of the Commonwealth of Pennsylvania without regard to its conflict of laws principles and excluding the United Nations Convention for the International Sale of Goods.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                        TRI-MARINE INTERNATIONAL, INC.

                                        By:    _________________________________

                                        Title: _________________________________

                                        STAR-KIST SAMOA, INC.

                                        By:    _________________________________

                                        Title: _________________________________


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